Filed Pursuant To Rule 424(b)(3)

File Number 333-175596

MICHAEL FOODS GROUP, INC.

SUPPLEMENT NO. 8 TO

MARKET-MAKING PROSPECTUS DATED AUGUST 8, 2011

THE DATE OF THIS SUPPLEMENT IS June 13, 2012

ON JUNE 13, 2012, MICHAEL FOODS GROUP, INC. FILED THE ATTACHED

CURRENT REPORT ON FORM 8-K DATED JUNE 12, 2012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2012

MICHAEL FOODS GROUP, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	333-173400	20-0344222
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 CARLSON PARKWAY SUITE 400 MINNETONKA, MINNESOTA		55305
(Address of principal executive offices)		(Zip Code)

(952) 258-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On June 12, 2012, Michael Foods Group, Inc. (the “Company”) issued a news release announcing that a jury returned a verdict of patent infringement against Michael Foods, Inc. and awarded damages of $5.8 million in a case involving a single specialty product, pasteurized shell eggs. In National Pasteurized Eggs, Inc. et al. v. Michael Foods, Inc, et al., filed in U.S. District Court for the Western District of Wisconsin, the National Pasteurized Eggs entities (“NPE”) claimed changes that Michael Foods made to its processing parameters in April of 2010 resulted in pasteurized shell eggs that infringed on those made by NPE. A copy of the news release issued by the Company in connection with this Report on Form 8-K under Item 9.01 is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

The following material is filed as an exhibit to this Current Report on Form 8-K:

Exhibit Number	Description of Exhibit

99.1	News release issued by the Company on June 12, 2012.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 13, 2012	MICHAEL FOODS GROUP, INC.

	By:	/s/ James E. Dwyer, Jr.
James E. Dwyer, Jr. Its: Chief Executive Officer and President

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News release issued by the Company on June 12, 2012.

Exhibit 99.1

MEDIA INQUIRIES:	June 12, 2012
Diane Sparish	FOR IMMEDIATE RELEASE
952-258-4045

Diane.sparish@michaelfoods.com

MICHAEL FOODS MODIFIES PASTEURIZED SHELL EGG

PROCESS PARAMETERS IN RESPONSE TO JURY VERDICT

A jury has returned a verdict of patent infringement against Michael Foods, Inc. and awarded damages of $5.8 million in a case involving a single specialty product, pasteurized shell eggs.

The case, National Pasteurized Eggs, Inc. and National Pasteurized Eggs, LLC v. Michael Foods, Inc. et al., was filed in October, 2010 in U.S. District Court for the Western District of Wisconsin. The National Pasteurized Eggs entities (“NPE”) claimed changes that Michael Foods made to its processing parameters in April of 2010 resulted in pasteurized shell eggs that infringed on those made by NPE. The jury returned its damages verdict on Monday, June 11, 2012.

“We are surprised and disappointed with the jury’s verdict,” said James E. Dwyer, Jr., President and Chief Executive Officer of Michael Foods, Inc. “Certainly, we would not have made minor changes to our processing parameters if we had believed that it would infringe any patents.”

Michael Foods was the first company to produce and offer pasteurized shell eggs in the marketplace. The jury verdict does not affect Michael Foods’ ability to continue selling pasteurized shell eggs to its customers. However, in response to the jury verdict, Michael Foods is returning to the process parameters it had in place prior to April 2010.

Dwyer said Michael Foods is considering its options for further motions to the court, as well as a possible appeal.

Michael Foods, Inc., headquartered in Minnetonka, Minnesota, produces and distributes food products for the food service, retail and food-ingredient markets. Its principal products are value-added egg products, refrigerated potato products, cheese and other dairy products.

Michael Foods was represented by the Minneapolis office of Faegre Baker Daniels LLP.

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